Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights" for the Scudder Aggressive Growth Fund in the Small/Aggressive Funds I Prospectus and Small/Aggressive Funds Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the corresponding combined Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A, No. 333-13681) of our report dated November 19, 2004, on the financial statements and financial highlights of Scudder Aggressive Growth Fund included in the Fund Annual Report dated September 30, 2004.


/s/Ernst & Young LLP

Boston, Massachusetts
November 24, 2004